                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN



         This Supplemental Executive Retirement Plan (the "SERP") is entered into this 14th day of May, 1997, between W. H. BRADY CO. (the "Company") and RICHARD L. FISK ("Executive"):

         1. Objectives. This SERP is intended to provide for a payment after retirement to the Executive, who is currently a Group Vice President of
W. H. Brady Co., in recognition of his past and future years of service with the Company and the limitations imposed on his and the Company's contributions to the Company's Profit Sharing Plan.

         2. Bookkeeping Account. The Company shall cause a bookkeep-ing reserve account (the "Account") to be established for the Executive solely as a device for determining the amounts which may become payable to the Executive hereunder. Such Account shall not constitute or be treated as a trust fund of any kind, it being expressly provided that the amounts credited to the Account shall at all times be and remain the sole property of the Company. The Executive shall have no proprietary rights of any nature with respect thereto, unless and until such time as a payment thereof is made to the Executive (or beneficiary) as provided herein. Amounts shall be credited to the Executive's Account as follows:

          (a) Provided only that the Executive is in the employ-ment of the Company as of August 1, 1997, $200,000 shall be credited to the Account. If the Executive is in the employment of the Company as of August 1, 1998, an additional $200,000 shall be credited to the Account and an additional $200,000 shall be credited to the Account as of August 1, 1999, 2000 and 2001 if the Executive is in the employment of the Company as of those dates.





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          (b)  Interest shall accrue on the balance in the Executive's
Account at the prime rate (base rate on corporate loans) in effect August 1 of each year as reported by the principal bank or financial institution with which the Company is doing busi-ness, and shall be credited to the Account annually as of August 1 of each year, until all distributions to which the Executive, the Executive's estate or beneficiary is entitled, shall have been made. However, the interest rate used shall never be less than six percent (6%) or more than ten percent (10%). If a lump sum amount distribution is made as of a date other than August 1, interest shall be credited to the Account as of such payment date based on the interest rate for the prior August 1.

          (c) Notwithstanding paragraph (a), if the Executive dies or is disabled prior to August 1, 2001 while in the employment of the Company, his Account shall be credited with the entire $1,000,000. Disability means that the Executive is disabled as a result of sickness or injury, such that he is unable to satisfactorily perform the material duties of his job, as determined by the Board of Directors, on the basis of medical evidence satisfactory to it.

          3. Vesting. The Executive shall at all times have a 100% vested interest in the Account balance established for the Executive under this SERP.

          4.   Benefit Payment.

               (a) Payment shall be made over a 10 year period commenc-ing on August 1 of the year following the Executive's termination of employment with the Company (the "First Payment Date"), with the first payment being one-tenth of the amount credited to the Executive's Account, and thereafter an amount shall be paid to the Executive as of the first day of each August thereafter in an





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amount equal, as nearly as possible, to the amount paid on the First Payment
Date plus any interest credited to the Account in the period intervening since the last payment, until a total of ten payments have been made. Such 10 payments, regardless of the total amount thereof, shall constitute full payment of all amounts due the Executive under this SERP.

          (b) The Executive shall have the right to designate a beneficiary or beneficiaries to receive a distribution with respect to any potion of such Executive's Account remaining unpaid at the Executive's death. Such designation shall be effected by filing written notification with the Company in the form prescribed by it and may be changed from time to time by similar action. If the Executive fails to make such a designation, any such distribution shall be paid to the Executive's estate or its successors. The amount remaining in the Account shall be paid to the beneficiary or the Executive's estate for the balance of the applicable ten year period in the same manner and amount as it would have been paid to the Executive.

          (c) The Company may, in its uncontrolled discretion, and in lieu of the annual payments provided for in this paragraph and upon such terms and conditions as the Board of Directors of the Company may determine, pay the Executive or his beneficiary the amount credited to the Account (1) in larger installments, includ-ing a lump sum, or (2) in some other manner; provided, however, that the payments cannot be made in smaller amounts or over a period longer than provided in paragraph 4(a), without the Executive's consent.

          5. Claim Procedure. The Company shall provide adequate notice in writing to the Executive or the Executive's beneficiary (a "Claimant") if any claim for benefits under this SERP has been





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denied setting forth specific reasons for such denial and advising the Claimant of the procedures to be followed to obtain a full and fair review by the Company or some other fiduciary named by it of the decision denying the claim. The Company or such other named fiduciary, acting as administrator for this SERP, shall have full and complete discretionary authority to construe and interpret this SERP, to adopt and modify claim procedure rules, and to decide any matter presented through the claim review procedure. Any final decision on review by such administrator in good faith and in the exercise of its discretionary authority shall be final and binding on all parties and not subject to reversal if challenged in litigation unless proven to be arbitrary and capricious based on the evidence considered by the administrator at the time of such final decision.

          6.      Miscellaneous.

          (a) Neither the Company nor the Executive nor any beneficiary shall have the power to transfer, assign, encumber, commute or anticipate any amounts payable hereunder.

          (b) The Company shall have the right to withhold from any amounts payable hereunder, or any amounts otherwise payable, any taxes or other amounts required by any governmental authority to be withheld.

          (c) Every person receiving or claiming payments under this SERP shall be conclusively presumed to be mentally competent until the date on which the Company receives a written notice, in a form and manner acceptable to it, that such person is incompetent and that a guardian, conservator, or other person legally vested with the care of such person's estate has been appointed. In the event a guardian or conservator of the estate of any person receiving or claiming payments under this SERP shall be appointed by a court of competent jurisdiction, payments may be made to such guardian or conservator provided that proper proof of appointment and continuing qualification is furnished in a form and manner acceptable to the Company. Any such payment so made shall be a complete discharge of any liability therefor.

          (d) Participation in this SERP or the payment of any benefits hereunder, shall not be construed as giving to the Executive any right to be retained in the service of the Company or its subsidiaries, limiting in any way the right of the Company or its subsidiaries to terminate the Executive's employment at any time, evidencing any agreement or understanding, express or implied, that the Company or its subsidiaries will employ the Executive in any particular position or at any particular rate of compensation and/or guaranteeing the Executive any right to receive a salary increase in any year, such increase being granted only at the sole discretion of the Board.

          (e) None of the payments made hereunder shall be taken into account under any other pension, profit sharing or welfare benefit plan or program of the Company.

          (f) The schedule attached is an example of the antici-pated Contributions, Interest and Payments to be made provided that the Executive's employment terminates on July 31, 2005.

                                                   W. H. BRADY CO.


                                                   By Katherine M. Hudson
                                                     --------------------------

                                                      Richard L. Fisk
                                                     ---------------------------
                                                       Richard L. Fisk





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                                W. H. BRADY CO.

                              RICHARD L. FISK-SERP



Fiscal
Year     Contribution     8% Interest          Payment         Balance
------   ------------     -----------          -------         -------
8/01/97    $  200,000              -          $                 $  200,000
8/01/98       200,000     $   16,000                               416,000
8/01/99       200,000         33,280                               649,280
8/01/00       200,000         51,942                               901,222
8/01/01       200,000         72,098                             1,173,320
8/01/02                       93,865                             1,267,185
8/01/03                      101,375                             1,368,560
8/01/04                      109.485                             1,478,045
8/01/05                      118,244                             1,596,289
8/01/05                            -              159,629        1,436,660
8/01/06                      114,933              274,562        1,277,031
8/01/07                      102,162              261,791        1,117,402
8/01/08                       89,392              249,021          957,773
8/01/09                       76,622              236,251          798,144
8/01/10                       63,852              223,481          638,515
8/01/11                       51,081              210,710          478,886
8/01/12                       38,311              197,940          319,257
8/01/13                       25,541              185,170          159,628
8/01/14                       12,770              172,398             -0-
           ----------      ---------            ---------

           $1,000,000     $1,170,953          $ 2,170,953
           ==========     ==========            =========